Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Five Star Bancorp (the “Company”) of our report dated February 28, 2025, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for credit losses), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Everett, Washington

January 30, 2026